Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of December 6, 2022, is entered into by and among NRG Energy, Inc., a Delaware corporation (“Parent”), Fortress Mosaic Sponsor LLC, a Delaware limited liability company, Fortress Mosaic Investor LLC, a Delaware limited liability company, and Fortress Mosaic Anchor LLC, a Delaware limited liability company (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Vivint Smart Home, Inc., a Delaware corporation (the “Company”), Parent and Jetson Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Stockholders are the record owners and “beneficial owners” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), of and are entitled to dispose of and unilaterally exercise authority to vote an aggregate of 25,160,560 shares of Common Stock (the “Owned Shares”; the Owned Shares and any additional Company Securities (or any securities convertible into or exercisable or exchangeable for Company Securities) in which the Stockholders acquire record and beneficial ownership after the date hereof (provided that such beneficial ownership includes the unilateral authority to vote), including by purchase (including exercise of any right to purchase), as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, the parties hereto are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.            Agreement to Vote.

(a)            Prior to the Termination Date (as defined herein), each Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called and including any adjournment or postponement thereof, including the Stockholders Meeting and in connection with any written consent of stockholders of the Company, or circumstances where the vote of the Company’s stockholders is sought, the Stockholder shall:

(i)            when such meeting is held, appear at such meeting or otherwise cause the Covered Shares owned by the Stockholder to be counted as present thereat for the purpose of establishing a quorum;

(ii)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (other than warrants that are not eligible to vote) owned by the Stockholder as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Merger and the adoption of (A) the Merger Agreement, (B) any other matters necessary for consummation of the Merger, and (C) any other transactions contemplated by the Merger Agreement; and

(iii)            vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares (other than warrants that are not eligible to vote) owned by the Stockholder (1) against any Acquisition Proposal or any action which is a component of any Acquisition Proposal; and (2) against any other action, proposal or agreement that would reasonably be expected to impede, materially interfere with, materially delay, materially postpone, or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Subject to Section 1(b), the obligations of the Stockholders specified in Section 1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company or the Board of Directors of the Company has effected a Change of Recommendation.

(b)            Notwithstanding anything herein to the contrary, in the event of a Change of Recommendation made in compliance with the terms of the Merger Agreement:

(i)            the aggregate number of shares of Common Stock owned by the Stockholders that shall be considered “Covered Shares” for all purposes of this Agreement shall be automatically modified without any further notice or any action by the Company or the Stockholders to be only 8,586,936 shares of Common Stock (the “Committed Covered Shares”), such that each Stockholder shall only be obligated to vote (or execute and return an action by written consent with respect to) the Committed Covered Shares held by such Stockholder in the manner set forth in Section 1(a) with respect to the Covered Shares after giving effect to such modification; and

(ii)            each Stockholder, in its sole discretion, shall be free to Transfer (as defined below), and to vote or cause to be voted, in person or by proxy, and to execute and return or to cause to be executed and returned any action by written consent with respect to, all of the remaining Covered Shares held by such Stockholder in excess of the Committed Covered Shares (the “Excess Covered Shares”) in any manner it may choose.

For the avoidance of doubt, in all events where applicable, the Committed Covered Shares shall be deemed “Covered Shares” for purposes of this Agreement.

2.            No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or arrangement or voting trust with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant or permit the grant of a proxy, power of attorney or other authorization or consent with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) enter into any Contract or other undertaking that is otherwise inconsistent with, or would materially interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, (iv) take or permit to take any other action that would in any way materially interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement or (v) approve or consent to any of the foregoing. Any action taken in violation of the foregoing sentence shall be null and void and each Stockholder agrees that Parent may seek to enjoin any action reasonably alleged to be so prohibited and such Stockholder shall not oppose or object to Parent’s efforts to seek such an injunction on the basis that monetary damages would constitute an adequate remedy therefor.

3.            Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and each Stockholder (the earliest such date under clause (i), (ii), and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in this Section 3, Section 7, and Sections 10 to 23 shall survive the termination of this Agreement; provided further, that nothing herein shall relieve any party hereto of any liability for damages resulting from Willful Breach or actual fraud (as defined under Delaware law) prior to such termination.

4.            Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to Parent as to itself as follows:

(a)            The Stockholder is a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) and the only record owner of, and has good and valid title to, the Covered Shares owned by such Stockholder, free and clear of any voting restriction, adverse claim, or other Liens other than as created by this Agreement. As of the date hereof, other than the Stockholder’s Owned Shares (and, in the case of Fortress Mosaic Sponsor LLC, the warrants to purchase 2,966,667 shares of Common Stock), the Stockholder does not own beneficially or of record any Company Securities (or any securities convertible into or exercisable or exchangeable for Company Securities) or any interest therein.

(b)            The Stockholder, except as provided in this Agreement, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares owned by such Stockholder, (ii) has not entered into any voting agreement or arrangement or voting trust with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy, power of attorney or other authorization or consent with respect to any of the Covered Shares owned by such Stockholder that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iv) has not entered into any Contract or other undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, or (v) has not approved or consented to any of the foregoing.

(c)            The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and, when delivered pursuant to the terms of the Merger Agreement, the Written Consent have been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d)            Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement and the Written Consent and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

(e)            The execution, delivery and performance of this Agreement and, when delivered pursuant to the terms of the Merger Agreement, the Written Consent, by the Stockholder do not, and the consummation of the transactions contemplated hereby and by the Written Consent, and the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation, bylaws or comparable organizational documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any obligations under or the creation of a Lien on any of the properties, rights or assets (including the Covered Shares) of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law, rule, regulation, order, judgment or decree to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including the delivery of the Written Consent pursuant to the terms of the Merger Agreement.

(f)            As of the date of this Agreement, there is no Action pending against the Stockholder or, to the knowledge of the Stockholder, threatened in writing against the Stockholder that questions the beneficial or record ownership of such Stockholder’s Owned Shares or the validity of this Agreement, or that could reasonably be expected to prevent or materially delay the Stockholder’s ability to perform its obligations hereunder or to deliver the Written Consent pursuant to the terms of the Merger Agreement.

(g)            No broker, finder or investment banker is entitled to any brokerage, finder’s, or other fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.            Certain Covenants of Each Stockholder. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a)            No Solicitation. Prior to the Termination Date, except to the same extent that the Company, the Company’s Board of Directors or any of their Representatives is permitted to engage in any of the following activities pursuant to Section 6.3 of the Merger Agreement, the Stockholder shall not, and shall cause its subsidiaries and use its reasonable best efforts to cause its and its subsidiaries’ respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, or that could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in any negotiations or discussions with any third party concerning any Acquisition Proposal, or provide access to any confidential or nonpublic information or data to any third party relating to the Company, any of its subsidiaries or the Stockholder in connection with any of the foregoing, or (iii) authorize, execute, or enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other written agreement for or relating to any Acquisition Proposal. The Stockholder also agrees that, immediately following the execution of this Agreement, it shall (and shall use reasonable best efforts to cause each of its subsidiaries and its and their Representatives to) cease any solicitations, discussions or negotiations with any third party in connection with an Acquisition Proposal that exist as of the date hereof. The Stockholder shall promptly notify, in writing (email to suffice), Parent of the receipt, after the execution of this Agreement, of (x) any Acquisition Proposal or (y) any inquiry, proposal, or offer made in writing with respect to, or that could reasonably be expected to result in or lead to, an Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the third party making, such Acquisition Proposal. Notwithstanding anything in this Section 5(a) to the contrary, the Stockholder may participate in negotiations and discussions with, and provide information and data to, any Person with whom the Company’s Board of Directors has determined to engage in negotiations or discussions pursuant to and in compliance with Section 6.3 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder (in its capacity as such) shall not be responsible for the actions of the Company or its Board of Directors (or any Committee thereof), any Affiliate of the Company (other than the Stockholder), or any officers, directors (in their capacity as such), employees and Representatives of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (y) the Stockholder (in its capacity as such) makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under Section 6.3(a) of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b)            Transfer of the Covered Shares.

(i)            Except as otherwise expressly provided for in any agreement with the Company that predates this Agreement, this Agreement or the Merger Agreement, the Stockholder hereby agrees not to, directly or indirectly, (1) sell, transfer, pledge, encumber, assign, hedge, swap, convert, gift-over or otherwise dispose of (including by sale, merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option or other agreement, arrangement or understanding with respect to, or consent to, the Transfer of any of the Covered Shares owned by the Stockholder or the Stockholder’s economic interest therein or (2) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Covered Shares owned by such Stockholder shall be null and void and the Stockholder agrees that Parent may seek to enjoin any action reasonably alleged to be such a prohibited Transfer and the Stockholder shall not oppose or object to Parent’s efforts to seek such an injunction on the basis that monetary damages would constitute an adequate remedy therefor.

(ii)            In furtherance of this Agreement, Parent may, on each Stockholder’s behalf, promptly after the date hereof, in all cases subject to the immediately following sentence, cause the Company to enter, or cause the Company’s transfer agent to enter, a stop transfer order with respect to all of the Covered Shares owned by such Stockholder with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for the Covered Shares owned by such Stockholder: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AND SUPPORT AGREEMENT, DATED AS OF DECEMBER 6, 2022, BY AND AMONG NRG ENERGY, INC., A DELAWARE CORPORATION, FORTRESS MOSAIC SPONSOR LLC, A DELAWARE LIMITED LIABILITY COMPANY, FORTRESS MOSAIC INVESTOR LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND FORTRESS MOSAIC ANCHOR LLC, A DELAWARE LIMITED LIABILITY COMPANY. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AND SUPPORT AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” In no case shall Parent take any action permitted by the immediately preceding sentence unless Parent shall have first obtained (A) the commitment of the Company (for the benefit of the Stockholder) to take, at the Company’s sole expense, all such steps as may be required to release any such stop transfer order (i) immediately upon the termination of this Agreement pursuant to Section 3 and (ii) immediately in respect of any shares of Common Stock that cease to be Covered Shares prior to the termination of this Agreement pursuant to Section 3. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

(c)            Other Actions.

(i)            The Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any Covered Shares owned by such Stockholder for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(ii)            The Stockholder hereby authorizes Parent to maintain a copy of this Agreement at either the executive office or the registered office of Parent.

6.            Further Assurances. From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. To the extent permitted by Law, each Stockholder irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that such Stockholder may have by virtue of ownership of the Covered Shares owned by such Stockholder. Each Stockholder further irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, including any action (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or this Agreement or (ii) to the fullest extent permitted under Law, alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby.

7.            Public Announcements; Disclosure. Each Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, make any press release, public announcement or other public communication in respect of this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby without the prior written consent of Parent, except as required by applicable federal securities Laws; provided, that the foregoing limitations shall not apply following any Change of Recommendation. Each Stockholder hereby (i) authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC (including in the Information Statement and, if applicable, the Proxy Statement), following such Stockholder’s reasonable opportunity to review and comment on the same, such Stockholder’s identity and ownership of the applicable Covered Shares, the nature of such Stockholder’s obligations under this Agreement and any other information that Parent or the Company determines to be necessary in any SEC disclosure document and (ii) agrees as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.

8.            Amendments, Modifications and Waivers to the Merger Agreement. Parent shall not, and shall cause Merger Sub not to, amend, modify or waive any provision of the Merger Agreement as of the date of this Agreement without the prior written consent of the Stockholders at any time after the Company Requisite Vote has been obtained if such amendment, modification or waiver is or would be in any manner materially adverse to the Stockholders, which shall be deemed to include any amendment, modification or waiver that would in any manner reduce the amount or change the form of the Per Share Merger Consideration payable to the Stockholders or reduce, or impose any conditions, requirements or restrictions on, the Stockholders’ rights to receive the Per Share Merger Consideration payable to each such stockholder pursuant to the Merger Agreement as in effect on the date of this Agreement.

9.            Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, subdivision, merger, issuer tender, exchange offer or other similar transaction between the date of this Agreement and the Effective Time, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, in each case subject to Section 1(b) hereof.

10.            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent and each Stockholder.

11.            Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to any Stockholder, to it at:

1345 Avenue of the Americas

46th Floor

New York, NY 10105

Attention: General Counsel - Credit Funds

Email: gc.credit@fortress.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street NW

Washington, DC 20006

Attention:	Philip Richter Andrea Gede-Lange Josh La Grange

Email:	Philip.Richter@friedfrank.com Andrea.Gede-Lange@friedfrank.com Josh.LaGrange@friedfrank.com if to Parent, to it at:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attention: Brian Curci

Email: ogc@nrg.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Thomas W. Christopher Robert N. Chung

Email:	thomas.christopher@whitecase.com robert.chung@whitecase.com

13.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholders shall remain vested in and belong to the applicable Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein or pursuant to the Written Consent.

14.            Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Each of the parties hereto hereby acknowledges and agrees, on behalf of itself, its Affiliates and each of their respective Representatives, that, in connection with such party’s entry into this Agreement and agreement to consummate the transactions contemplated hereby, no such party nor any of its Affiliates or any of their respective Representatives has relied on any representations or warranties except for the representations and warranties of each Stockholder expressly set forth in Section 4 of this Agreement.

15.            No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, however, that the Company shall be a third-party beneficiary of Section 7 of this Agreement.

16.            Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)            This Agreement and any disputes relating hereto (in law, contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).

(b)            Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent or the Stockholders in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) consents to service being made through the notice procedures set forth in Section 12. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 16(b), that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such party’s consent to jurisdiction and service contained in this Section 16(b) is solely for the purpose referred to in this Section 16(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c)            EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

17.            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void; provided, however, that Parent may assign its rights under this Agreement to the Debt Financing Sources as collateral security. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

18.            Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

19.            Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

20.            Counterparts. This Agreement may be executed and delivered (including by email transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

21.            Interpretation and Construction. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the parties hereto has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto and without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

22.            Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions (including the exercise of fiduciary duties) in accordance with applicable Law of any Affiliate, employee or designee of such Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

23.            Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

NRG Energy, Inc.

By:	/s/ Mauricio Gutierrez
Name: Mauricio Gutierrez
Title: President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

FORTRESS MOSAIC SPONSOR LLC

By:	/s/ Jennifer Sorkin
Name: Jennifer Sorkin
Title: Treasurer

[Signature Page to Voting and Support Agreement]

FORTRESS MOSAIC INVESTOR LLC

By:	/s/ Jennifer Sorkin
Name: Jennifer Sorkin
Title: Treasurer

[Signature Page to Voting and Support Agreement]

FORTRESS MOSAIC ANCHOR LLC

By:	/s/ Jennifer Sorkin
Name: Jennifer Sorkin
Title: Treasurer

[Signature Page to Voting and Support Agreement]